Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of U.S. Energy Corp. of U.S. Energy Corp., of our report dated June 3, 2022, relating to the consolidated financial statements of Banner Oil & Gas, LLC (a limited liability company), and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, cash flows, and members’ equity for the years then ended, and the related notes to the financial statements, which was filed as an exhibit to the Current Report on Form 8-K of U.S. Energy Corp., as filed with the Securities and Exchange Commission on June 10, 2022.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Oklahoma City, Oklahoma

September 2, 2022